Exhibit 99.1

STRATA Skin Sciences Highlights New Clinical Study from Japan Demonstrating Superiority of Narrow Band Excimer Laser Over Non Narrow Band UVB-Source Like Excimer Light

HORSHAM, PA, March 20, 2025 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces the results of a newly published study in Japan that further validates the technological advantages of high repetition rate, high dose, coherent collimated narrow band Excimer Laser technology over other sources of UVB light that are less accurate, lack the repetition rate and/or fluence capabilities of an Excimer Light for treating Vitiligo, Psoriasis, Alopecia Areata and Atopic Dermatitis. The study, titled “Excimer Laser Penetrates Deeper into Hair Follicles and Activates More Melanocyte Lineage Cells than Excimer Light,” authored by distinguished researchers from the Nippon Medical School and published in the peer reviewed Journal of Nippon Medical School, demonstrates that despite the two devices producing same 308-nm wavelength, the distinct technological characteristics between two devices can have significant impact on the clinical outcomes. Notably, the excimer laser exhibits laser properties (monochromatic coherent light) and unique device specifications (a high frequency of 400 Hz and a remarkably high irradiance that leads to cellular differences such as deeper penetration, greater activation of melanocyte lineage cells (melanocyte stem cells (McSCs) and melanoblasts) resulting in superior clinical outcomes in terms of greater pigmentation and fewer epidermal side effects relative to excimer light. This study provides further scientific evidence that the modality generating UVB light has significant impact on the clinical outcomes of a device.

“This latest clinical study further validates the superiority of Strata Skin Sciences’ advanced technologies embedded in the XTRAC® Excimer Laser over other (less accurate, non-collimated, lower frequency and irradiation level) UVB light sources such as Excimer Light, reinforcing our commitment to delivering innovative and effective treatment solutions to patients worldwide,” said Dr. Dolev Rafaeli, President and CEO of STRATA Skin Sciences. “Our continued success in Japan—a highly advanced clinical environment—demonstrates the growing recognition of XTRAC’s benefits for patients with vitiligo, psoriasis, alopecia areata, and atopic dermatitis. Since launching XTRAC in Japan in 2019, we have significantly expanded our presence, with over 100 devices placed across the country over 24 of which were placed in 2024 alone aimed at gradually replacing the over 400 VTRAC® Excimer Light devices sold in Japan in prior years. The Japanese XTRAC Excimer Laser market expansion joins over 1,800 Excimer Laser devices sold and placed in the United States and over 1,000 outside the United States. This recent study is the most recent addition to hundreds of other clinical and scientific peer-reviewed published studies that highlight the Excimer Laser technology and its advantages treating dermatological auto-immune diseases”.

Key Findings from the Study Include:

Deeper Penetration into Hair Follicles
The study found that UVB light generated through an Excimer Laser penetrates significantly deeper into hair follicles than Excimer Light, reaching melanocyte stem cells (McSCs) located in the bulge and lower follicle. This is essential for effective re-pigmentation in vitiligo patients.

Greater Activation of Melanocyte Lineage Cells
The research demonstrated that Excimer Laser activates a higher number of melanocyte lineage cells, including TRP2-positive cells with nuclear β-catenin, which play a key role in melanin production. This enhanced stimulation results in more effective re-pigmentation.

Fewer Epidermal Side Effects
Compared to Excimer Light, Excimer Lasers cause less DNA damage and epidermal apoptosis, leading to faster removal of Cyclobutane Pyrimidine Dimers (CPDs) and reduced skin damage. This translates to a safer and more tolerable treatment experience.

Higher Irradiance and Shorter Irradiation Time
Excimer Lasers deliver extremely high irradiance versus Excimer Light, reducing exposure time significantly. With laser treatment, a dose of 1,000 mJ/cm² can be delivered in just one second, compared to 20 seconds with Excimer Light. This minimizes skin stress while maximizing efficacy.

Superior Laser Properties for Targeted Treatment
Excimer Laser’s coherent, monochromatic light ensures precise energy delivery with minimal scattering, allowing for more efficient treatment of deeper skin structures. This precision enhances the effectiveness of melanocyte stimulation.

Better Clinical Outcomes for Vitiligo Treatment
The study confirms that Excimer Laser is associated with faster onset of re-pigmentation, fewer treatment sessions, and lower cumulative doses needed for effective therapy. It has also shown efficacy in refractory cases where Excimer Light or narrowband UVB treatments have failed.

About STRATA Skin Sciences

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure (versus an equipment purchase), installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com